          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                 Teledyne, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                 Teledyne, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

                                           N/A
        -----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

                                           N/A
        -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                           N/A
        -----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

                                           N/A
        -----------------------------------------------------------------------
     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ----------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------------

     3) Filing Party:

        ----------------------------------------------------------------------

     4) Date Filed:

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

                             [LOGO]  TELEDYNE, INC.
                            1901 AVENUE OF THE STARS
                       LOS ANGELES, CALIFORNIA 90067-6046

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1994

     The Annual Meeting of Shareholders of Teledyne, Inc. will be held on Wednesday, April 27, 1994, at 11:00 a.m. at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067-4696.

     The meeting is called for the following purposes:

          1. To elect a Board of Directors.

          2. To consider and act upon a proposal to approve the adoption of the Teledyne, Inc. 1994 Long-Term Incentive Plan.

          3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 2, 1994, as the record date for determining those shareholders who will be entitled to vote at the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Teledyne, Inc. corporate offices, 1901 Avenue of the Stars, Los Angeles, California 90067-6046.

                                           By Order of the Board of Directors

                                                     Judith R. Nelson
                                                         Secretary

March 18, 1994

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                             [LOGO]  TELEDYNE, INC.

Corporate Offices: 1901 Avenue of the Stars, Los Angeles, California 90067-6046

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the issuer, Teledyne, Inc. ("Company"), for use at the Annual Meeting of Shareholders of the Company and at any adjournments thereof. The meeting will be held on Wednesday, April 27, 1994, at 11:00 a.m. at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067-4696.

     Proxies in the accompanying form which are properly executed and received by the Company before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by any shareholder present at the meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors and, with respect to the election of directors, such votes may be distributed among some or all of the nominees. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers and employees of the Company and its subsidiaries. The Company has retained the services of W. F. Doring & Co. ("Doring") to aid in the solicitation of proxies. Doring estimates that its fees and expenses will not exceed $15,000. The total expense of the solicitation will be borne by the Company and will include, in addition to the amounts paid to Doring, amounts paid in reimbursement to banks, brokerage firms and others for their expenses in forwarding soliciting material. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about March 18, 1994.

                               VOTING SECURITIES

     March 2, 1994, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. On that date, there were 55,442,048 shares of Common Stock issued and outstanding and entitled to vote. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share owned on all matters submitted to a vote of shareholders, except that each shareholder is entitled to cumulate his or her votes in electing directors. That is, in voting for directors, a shareholder may cast a cumulative number of votes equal to the product of the number of directors to be elected multiplied by the number of shares the shareholder owns of record. These votes may be cast for any combination of one or more directors.

           SECURITIES OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of January 31, 1994, with respect to the beneficial ownership of the Company's Common Stock by all directors and nominees, by each of the executive officers named in the Summary Compensation Table beginning on page 8 and by all directors and executive officers as a group. Unless otherwise indicated, the beneficial owner, to the Company's knowledge, has both sole voting and sole dispositive powers with respect to the securities listed opposite his name on the table set forth below. To the Company's knowledge, only Henry E. Singleton is the beneficial owner of more than 5% of the Company's Common Stock.

                                                                             PERCENT
                                                  AMOUNT AND NATURE OF         OF
        NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP        CLASS
        ------------------------                  --------------------       -------
        Gordon J. Bean..........................         25,137(1)              *
        Hudson B. Drake.........................         35,555(2)              *
        George Kozmetsky........................      2,536,721               4.6
        Donald B. Rice..........................          1,000                 *
        Gary L. Riley...........................         25,300(3)              *
        George A. Roberts.......................        428,415(4)              *
        Arthur Rock.............................        223,261(5)              *
        William P. Rutledge.....................         51,500(6)              *
        Fayez Sarofim...........................      1,472,755(7)            2.6
        Henry E. Singleton......................      7,271,940(8)           13.1
        All directors and executive officers
          as a group (12 persons)...............     12,117,219(9)           21.8

- ---------------

* Less than one percent (1%)

(1) Includes 25,000 shares which Mr. Bean has the right to acquire through the exercise of stock options within 60 days of January 31, 1994.

(2) Includes 35,000 shares which Mr. Drake has the right to acquire through the exercise of stock options within 60 days of January 31, 1994. Mr. Drake shares with his spouse voting and investment power with respect to 555 shares, which shares are held in the Drake Family Trust.

(3) Includes 25,000 shares which Mr. Riley has the right to acquire through the exercise of stock options within 60 days of January 31, 1994. Mr. Riley disclaims beneficial ownership of 300 shares reported in this table, which shares are owned by Mr. Riley's spouse.

(4) Includes 8,593 shares owned by Dr. Roberts' spouse and with respect to which Dr. Roberts disclaims beneficial ownership.

(5) As discussed below, Mr. Rock is not standing for re-election in 1994.

(6) Includes 50,000 shares which Mr. Rutledge has the right to acquire through the exercise of stock options within 60 days of January 31, 1994.

(7) Mr. Sarofim may be deemed to be the beneficial owner of 1,472,755 shares. Of such shares, Mr. Sarofim has sole voting and dispositive power as to 1,077,335 shares and shared voting and dispositive power as to 395,420 shares. All of the securities which are not subject to sole voting and dispositive powers are owned by Sarofim & Co. (of which Mr. Sarofim is the majority shareholder), by the Pension and Profit Sharing Trusts of Fayez Sarofim & Co. (of which Mr. Sarofim is the trustee) or by certain trusts with respect to which Mr. Sarofim is one of several trustees.

(8) Dr. Singleton's mailing address is 335 North Maple Drive, Beverly Hills, California 90210-3858.

(9) Includes an aggregate of 175,000 shares which certain of the executive officers have the right to acquire within 60 days of January 31, 1994, 8,893 shares as to which beneficial ownership is disclaimed and 395,975 shares with respect to which voting and investment powers are shared.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the meeting to serve for a term of one year or until the election and qualification of their successors. It is the intention of the persons named in the proxy to vote the proxies in favor of electing the persons named below as directors. If any of the persons named refuses or is unable to serve as a director (which is not anticipated), the persons named as proxies reserve full discretion to vote for any or all other persons as may be nominated. The six nominees receiving the greatest number of votes will be elected directors.

     Arthur Rock, who has served the Company as a director since 1961, is not standing for re-election in 1994. During the past year, Mr. Rock was a member of the Audit, Nominating and Compensation and Stock Option Committees of the Board of Directors. The Company thanks Mr. Rock for his years of dedicated and committed service.

     The following table identifies the nominees for election to the Company's Board of Directors and sets forth certain information concerning them.

                               POSITIONS AND OFFICES       DIRECTOR
      NAME                       WITH THE COMPANY           SINCE       AGE
      ----                     ---------------------       --------     ---
George Kozmetsky             Director(1)(2)                  1960       76
Donald B. Rice               President, Chief Operating      1993       54
                               Officer and
                               Director(2)(3)
George A. Roberts            Director(1)(2)(3)(4)            1966       75
William P. Rutledge          Chief Executive Officer         1990       52
                               and Chairman of the
                               Board of Directors(2)(3)
Fayez Sarofim                Director(1)(2)(4)               1986       65
Henry E. Singleton           Director(1)(2)(3)               1960       77

- ---------------

(1) Member of the Compensation and Stock Option Committee.

(2) Member of the Nominating Committee.

(3) Member of the Executive Committee.

(4) Member of the Audit Committee.

BUSINESS EXPERIENCE OF NOMINEES

     George Kozmetsky has been the Executive Associate for Economic Affairs, University of Texas System, and the Director of IC2 Institute, University of Texas at Austin, for more than five years. He is a director of Dell Computer Corporation and La Quinta Motor Inns, Inc.

     Donald B. Rice has been President and Chief Operating Officer of the Company since March 1993 and a director since April 1993. He was Secretary of the Air Force, U.S. Department of Defense, from 1989 to January 1993. From 1972 to 1989, Dr. Rice served as President, Chief Executive Officer and Trustee of The RAND Corporation. He is a director of Wells Fargo & Company, Wells Fargo Bank N.A., and Vulcan Materials Company.

     George A. Roberts is a private investor. He was Chairman of the Board of Directors from January 1991 through March 1993. Dr. Roberts was President of the Company from 1966 to 1990 and Chief Executive Officer from April 1986 to January 1991. He is a director of Argonaut Group, Inc. and Unitrin, Inc.

     William P. Rutledge has been employed by the Company since 1986. He has served as a director since 1990, as Chief Executive Officer since January 1991 and as Chairman of the Board of Directors since March 1993. From 1990 to March 1993, Mr. Rutledge was President of the Company. From 1986 to 1987, Mr. Rutledge was a Group Executive, from 1987 to 1988, a Vice President and from 1988 to 1989, a Senior Vice President. During 1989 and part of 1990, he served as the Executive Vice President of the Company.

     Fayez Sarofim is the Chairman of the Board and President of Fayez Sarofim & Co., a registered investment adviser. Mr. Sarofim has held these positions for more than five years. He is a director of Argonaut Group, Inc., Imperial Holly Corp., Mesa, Inc. and Unitrin, Inc.

     Henry E. Singleton is a rancher and investor. He was Chairman of the Board of Directors of the Company from 1960 to January 1991. From 1960 to 1986, he served as Chief Executive Officer of the Company. Dr. Singleton is a director of Argonaut Group, Inc. and Unitrin, Inc.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Nominating Committee and the Compensation and Stock Option Committee. Except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Audit Committee reviews the scope of the Company's audits and the related fees, the accounting principles applied by the Company in financial reporting, the scope of internal auditing procedures and the adequacy of internal controls. The Audit Committee meets periodically with management, the independent public accountants and the Company's internal auditors. The Nominating Committee nominates candidates for election to the Company's Board of Directors. The Nominating Committee will consider nominations received from shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary, Teledyne, Inc., 1901 Avenue of the Stars, Los Angeles, California 90067-6046. The Compensation and Stock Option Committee is discussed below under the caption "Compensation and Stock Option Committee Report on Executive Compensation."

     During 1993, the Board of Directors held four regular meetings and two special meetings. The Nominating Committee met two times and the Compensation and Stock Option Committee met four times. The Executive Committee met four times and the Audit Committee met four times. All directors attended 75% or more of the meetings of the Board of Directors and committees of the Board on which they served in 1993.

     During 1993, directors who were not employees of the Company received an annual fee of $12,000 for service on the Board. Annual fees of $12,000 also were paid to each member of the Audit Committee and to each member of the Executive Committee who was not an employee of the Company.

                               EXECUTIVE OFFICERS

     The following table lists the Company's executive officers as of the date of this Proxy Statement and certain information concerning them.

                                                            YEAR FIRST BECAME
     NAME                  POSITIONS WITH COMPANY           EXECUTIVE OFFICER    AGE
     ----                  ----------------------           -----------------    ---
Gordon J. Bean           Vice President                            1988          57
Hudson B. Drake          Senior Vice President                     1987          59
Douglas J. Grant         Treasurer                                 1990          43
Judith R. Nelson         Secretary, General Counsel                1987          53
Donald B. Rice           President and Chief Operating             1993          54
                         Officer
Gary L. Riley            Vice President                            1990          56
William P. Rutledge      Chairman of the Board of Directors        1987          52
                         and Chief Executive Officer

     Gordon J. Bean joined the Company in 1967. He was appointed Controller, Manufacturing Operations in 1984, was elected Treasurer in 1988 and Vice President in 1990.

     Hudson B. Drake joined the Company in 1972. He became a Group Executive in 1985, was elected Vice President in 1987 and Senior Vice President in 1988.

     Douglas J. Grant joined the Company in 1977. He was appointed Assistant Controller in 1985, Controller in 1987 and elected Treasurer in 1990.

     Judith R. Nelson joined the Company as Counsel in 1968. She was elected Secretary in 1987 and General Counsel in 1990.

     Donald B. Rice joined the Company as President and Chief Operating Officer in March 1993 and was elected a director in April 1993. He was Secretary of the Air Force, U.S. Department of Defense, from 1989 to January 1993. From 1972 to 1989, Dr. Rice served as President, Chief Executive Officer and Trustee of The RAND Corporation. He is a director of Wells Fargo & Company, Wells Fargo Bank N.A., and Vulcan Materials Company.

     Gary L. Riley joined the Company in 1986 as a Group Executive and was elected a Vice President in 1990.

     William P. Rutledge has been employed by the Company since 1986. He has served as a director since 1990, as Chief Executive Officer since January 1991 and as Chairman of the Board of Directors since March 1993. From 1990 to March 1993, Mr. Rutledge was President of the Company. From 1986 to 1987, Mr. Rutledge was a Group Executive, from 1987 to 1988, a Vice President and from 1988 to 1989, a Senior Vice President. During 1989 and part of 1990, he served as the Executive Vice President of the Company.

     The executive officers of the Company hold office at the pleasure of the Board of Directors.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the annual and long-term compensation of Mr. Rutledge and the other four most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) for fiscal years 1993, 1992 and 1991.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                              --------------
                                                                                  AWARDS
                                               ANNUAL COMPENSATION                NO. OF
                                     ---------------------------------------    SECURITIES
                                                                 OTHER          UNDERLYING
          NAME AND                                               ANNUAL       OPTIONS/SAR'S      ALL OTHER
     PRINCIPAL POSITION       YEAR   SALARY(1)   BONUS(2)   COMPENSATION(3)   (IN SHARES)(4)  COMPENSATION(5)
     ------------------       -----  ----------  ---------  ----------------  --------------  ----------------
William P. Rutledge            1993   $600,000      --           --               150,000          $300
  Chairman of the              1992    550,000   $150,000        --                50,000           300
  Board of Directors           1991    550,000    130,000        --               100,000(6)        150
  and Chief Executive Officer
Gordon J. Bean                 1993    232,500      --           --                30,000           300
  Vice President               1992    210,000     55,000        --                25,000           300
                               1991    201,250     60,000        --                50,000(6)        150
Hudson B. Drake                1993    400,000      --          $203,150(7)        30,000           300
  Senior Vice President        1992    380,000     80,000        --                25,000           300
                               1991    380,000     75,000        --                75,000(6)        150
Donald B. Rice(8)              1993    407,693      --           542,444(9)       200,000           --
  President and Chief          1992     --          --           --               --                --
  Operating Officer            1991     --          --           --               --                --
Gary L. Riley                  1993    271,667      --           192,206(10)       30,000            75
  Vice President               1992    240,000     75,000        --                25,000            75
                               1991    235,000     80,000        --                50,000(6)         75

- ---------------

 (1) Includes amounts deferred under the Company's 401(k) Plan.

 (2) Bonuses relating to service in a fiscal year generally are paid during the immediately following fiscal year. Therefore, amounts shown for fiscal years 1992 and 1991 were actually paid in 1993 and 1992, respectively. As of the date of this Proxy Statement, the Compensation and Stock Option Committee had not awarded bonuses with respect to service in 1993.

 (3) In accordance with Securities and Exchange Commission regulations, this table does not include perquisites and other personal benefits valued at the lesser of $50,000 or 10% of the total Salary and Bonus reported for the named executive officer.

 (4) No stock appreciation rights have been granted under the Company's 1990 Stock Option Plan.

 (5) Amounts included under All Other Compensation were contributed or accrued for the applicable executive officer by the Company under the Company's 401(k) Plan.

 (6) On May 1, 1990, the Company granted stock options to each of the named executive officers other than Dr. Rice at an average per share exercise price of $26.00. As of February 7, 1991, the Company canceled all of these outstanding options and issued to such executive officers an equal number of replacement options on the same vesting schedule at an average per share exercise price of $19.625.

 (7) As described under "Certain Guarantees" on page 19, below, Mr. Drake is required by the Company to maintain a residence in Los Angeles, California. In 1993, Mr. Drake refinanced his mortgage obligations, substantially eliminating the amount of obligations guaranteed by the Company. In connection with this refinancing, the Company made a special payment to Mr. Drake of $200,000, the after-tax proceeds of which were used to reduce the Company guaranteed loan balance.

 (8) Dr. Rice was appointed President and Chief Operating Officer of the Company in March 1993.

 (9) The Company required Dr. Rice to relocate his residence from the Washington, D.C. area to Los Angeles, California. In connection with this relocation, the Company compensated Dr. Rice $511,009 for the loss on the sale of his residence and paid $16,611 for the costs of this relocation.

(10) The Company required Mr. Riley to relocate his residence from the Pittsburgh, Pennsylvania area to Los Angeles, California. The Company paid $87,681 for the costs of Mr. Riley's relocation and made to Mr. Riley a one-time special payment of $100,000 to compensate him for moving at the Company's request.

OPTION GRANTS, EXERCISES AND YEAR-END VALUES

     Shown below is further information with respect to stock options granted during fiscal year 1993 under the Company's 1990 Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                             NUMBER OF     % OF TOTAL
                             SECURITIES     OPTIONS
                             UNDERLYING    GRANTED TO    EXERCISE                GRANT DATE
                              OPTIONS     EMPLOYEES IN   OR BASE    EXPIRATION    PRESENT
             NAME            GRANTED(1)   FISCAL YEAR     PRICE        DATE       VALUE(2)
             ----            ----------   ------------   --------   ----------   ----------
    William P. Rutledge....    150,000        13.5%       $20.250     03/09/03   $1,458,000
    Gordon J. Bean.........     30,000         2.7%        20.250     03/09/03      291,600
    Hudson B. Drake........     30,000         2.7%        20.250     03/09/03      291,600
    Donald B. Rice.........    200,000        18.1%        20.250     03/09/03    1,944,000
    Gary L. Riley..........     30,000         2.7%        20.250     03/09/03      291,600

- ---------------

(1) All options were granted on March 9, 1993 and are exercisable at a rate of 20% per year, commencing on the second anniversary of their grant. All options are nonqualified under the Internal Revenue Code of 1986, as amended, and were granted at an exercise price equal to the fair market value on the date of grant. Vesting of options may be accelerated upon change in ownership of the Company. No stock appreciation rights have been granted under the Company's 1990 Stock Option Plan.

(2) The grant date present value was determined using the Black-Scholes method of option valuation, one of several methods of option valuation. For purposes of calculating the grant date present value under this method, the expected volatility was assumed to be .391, the annualized risk-free rate of return was assumed to be 6%, the dividend yield was assumed to be 0% and the time of exercise was assumed to be 6 years. Because they are dependent on a variety of assumptions, neither Black-Scholes nor any of the other option valuation methods necessarily can predict the value of options on the date they are exercised.

     The following table provides further information with respect to the number and value of unexercised options at fiscal year-end.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF
                                       SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                            UNEXERCISED               IN-THE-MONEY
                                        OPTIONS (IN SHARES)              OPTIONS
                                            AT FY-END(1)              AT FY-END(2)
                                       ----------------------     ---------------------
                                            EXERCISABLE/              EXERCISABLE/
               NAME                        UNEXERCISABLE              UNEXERCISABLE
               ----                    ----------------------     ---------------------
        William P. Rutledge..........      40,000/260,000           $255,000/$1,288,750
        Gordon J. Bean...............      20,000/ 85,000            127,500/   385,625
        Hudson B. Drake..............      30,000/100,000            191,250/   481,250
        Donald B. Rice...............           0/200,000                  0/ 1,150,000
        Gary L. Riley................      20,000/ 85,000            127,500/   385,625

- ---------------

(1) None of the Company's executive officers exercised options during fiscal year 1993. No stock appreciation rights have been granted under the Company's 1990 Stock Option Plan.

(2) Calculated by determining the difference between the fair market value of the Common Stock underlying the options on December 31, 1993 ($26.00, the closing price on the New York Stock Exchange-Composite Transactions) and the exercise price of the options on that date.

DEFINED BENEFIT PLANS

     The following table presents the estimated annual retirement benefits payable on a straight-life annuity basis, assuming retirement at age 65 or older in 1994, to participating employees, including executive officers, under Teledyne's Retirement Plan for Salaried Employees ("Plan") and the Pension Equalization Plan.

                               PENSION PLAN TABLE

                                                   YEARS OF CREDITED SERVICE
                                           -----------------------------------------
    REMUNERATION(1)                           15         20         25       30(2)
    ---------------                        --------   --------   --------   --------
    $125,000.............................  $ 28,567   $ 38,089   $ 47,612   $ 57,134
     150,000.............................    34,755     46,339     57,924     69,509
     175,000.............................    40,942     54,589     68,237     81,884
     200,000.............................    47,130     62,839     78,549     94,259
     225,000.............................    53,317     71,089     88,862    106,634
     250,000.............................    59,505     79,339     99,174    119,009
     300,000.............................    71,880     95,839    119,799    143,759
     400,000.............................    96,630    128,839    161,049    193,259
     450,000.............................   109,005    145,339    181,674    218,009
     500,000.............................   121,380    161,839    202,299    242,759
     600,000.............................   146,130    194,839    243,549    292,259
     700,000.............................   170,880    227,839    284,799    341,759
     800,000.............................   195,630    260,839    326,049    391,259

- ---------------

(1) The benefits shown are calculated as if remuneration is the annual average basic salary under the terms of the Plan.

(2) Maximum benefits payable under the Plan are reached after 30 years of credited service.

     The Plan is a defined benefit retirement plan qualified under the Internal Revenue Code of 1986, as amended ("Code"), and covers employees, except nonsupervisory production or maintenance employees, with at least one year of service to the Company or those of its divisions or subsidiaries that have adopted the Plan. Benefits under the Plan depend upon an individual's average basic salary (but not bonus or other payments) over the 60 highest consecutive months during the 120 months preceding termination of employment and the number of years such individual has participated in the Plan. Participants vest in their accrued benefits under the Plan after five years of service to the Company or its divisions or subsidiaries. Benefits payable under the Plan are not subject to any deduction for Social Security or other offset amounts.

     Section 415 of the Code imposes limitations on the amount of benefits payable under tax-qualified plans. Accordingly, the maximum annual benefit provided by the Plan for 1994 is $118,800. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan; in 1994, the maximum includable compensation is $150,000. This amount is adjusted periodically for increases in the cost of living. The Company has adopted a Pension Equalization Plan to restore retirement benefits, which would be payable under the Plan but for the limits imposed by the Code, to the level set forth in the preceding table, calculated pursuant to the Plan formula.

     The number of years of credited service and the average basic salary covered by the Plan and the Pension Equalization Plan as of December 31, 1993, for each named individual is: Gordon J. Bean, 23.4 years and $185,500; Hudson B. Drake, 20.2 years and $370,000; Gary L. Riley, 6.9 years and $232,833; and William P. Rutledge, 6.9 years and $501,250. As of December 31, 1993, Donald B. Rice did not yet participate in these plans.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, this Compensation and Stock Option Committee Report on Executive Compensation and the Cumulative Shareholder Return Graphs on pages 20 and 21 shall not be incorporated by reference into any such filings.

     This report on executive compensation is furnished by the Compensation and Stock Option Committee of the Board of Directors ("Committee") with respect to the compensation of the Company's executive officers for fiscal year 1993. The Committee administers the Company's policies with respect to the annual compensation of, and the granting of stock options to, the Company's executive officers. The Committee includes among its duties reviewing and evaluating compensation levels of the executive officers and assessing the performance of these officers.

COMPENSATION POLICY

     It is the policy of the Company to compensate its executive officers in a manner which simultaneously encourages and rewards annual and long-term corporate and individual performance and allows the Company to attract and retain qualified executive officers. It is also the

Company's policy to provide executive officers with long-term performance incentives and to encourage share ownership through the grant of stock option awards.

COMPENSATION PACKAGE

     For 1993, the compensation package of the Company's executive officers consisted of base annual salary, discretionary bonuses and stock options. In addition, the executive officers were eligible to participate in certain of the Company's employee benefit plans. As discussed below, in 1994, the Company is modifying its existing incentive bonus program to reward economic value added by the Company's executive officers. In addition to the factors discussed below, in setting 1993 compensation, the Committee considered how the total annual cash compensation levels of the Company's executive officers compared to that of executives at comparable and other publicly-traded companies. Specifically, the Committee Chairman made recommendations to the Committee based on a review of compensation levels of executive officers reported in such publications as The Conference Board Report on Top Executive Compensation, as well as surveys of salary and bonus levels reported in business journals such as Forbes and Fortune. In order to obtain a broad sampling of compensation levels, the review was not limited to salary levels at other conglomerates in the S & P Conglomerates Index (see page 20 of this Proxy Statement for a list of the companies included in this index), but also included compensation levels at manufacturing companies of comparable size in terms of numbers of employees and sales. Based on this review, the Chairman reported to the full Committee. The Committee set the 1993 base salary of the Company's executive officers at, or below, what the Committee believes to be the average salaries of comparable executives of such other companies.

     BASE SALARY

     In setting the executive officers' base salaries for 1993, the Committee considered the performance of the executive officers' respective business units, as well as the executive officers' individual performance, during the several preceding fiscal years. The entire Company was the business unit of certain executive officers, while the business segments or departments for which they were responsible were the business units of other executive officers. Dr. Rice's employment with the Company commenced in March 1993. His compensation package for 1993 was negotiated and not set with respect to past performance.

     BONUS AWARDS

     In awarding discretionary bonuses to executive officers, the Committee has generally considered individual and Company performance during the several preceding years. In particular, the Committee typically has considered the performance of the executive officer's business unit as well as his or her success in achieving certain personal goals. Personal goals are set for each executive officer at the beginning of the applicable year, after review by the officer's immediate superior and the Committee. Personal goals often relate to achieving specific objectives, such as achieving levels of profits or net cash flow, or the efficient running of the executive officer's department, as well as to matters such as employee training, recruitment and ethics education. Bonuses generally are awarded in March or April of a given year for service in the preceding year. Bonuses have not yet been awarded for 1993 service.

     For 1992 service, Dr. Roberts and Mr. Rutledge assessed the business unit performance and success in achieving personal goals of the other executive officers. Dr. Roberts and Mr. Rutledge then made recommendations to the Committee on the amount of bonus to be awarded to the other executive officers. Dr. Roberts assessed Mr. Rutledge's performance and made recommendations with respect to Mr. Rutledge's proposed bonus. Dr. Roberts, who retired as an executive officer in March 1993, has never participated in the bonus program.

     The Committee then considered the recommendations of Dr. Roberts and Mr. Rutledge, along with such other factors as Company-wide sales, net profits, cash flow and return on investment during the years at issue, as well as such personal measures as individual effort and years of service. After completing its review and analysis of the foregoing factors, the Committee then made a subjective determination of the amount of bonus to be awarded to the executive officers. The Committee did not assign specific weights to any of the factors it considered, although business unit performance was weighted more heavily than success in achieving other personal goals. The Committee did not have in mind minimum or maximum bonuses to be awarded or a specific range of bonuses. Generally, however, the Committee authorized bonus levels for 1992 that brought the overall cash compensation of the executive officers to a level slightly higher than the 1991 levels. This was done to keep compensation levels in the range which the Committee believes to be appropriate and relatively competitive. Cash compensation had not been materially increased for the executive officers during the previous two years.

     STOCK OPTIONS

     In order to provide additional incentives for individual and Company performance and to foster stock ownership by the Company's executive officers, in 1993 the Committee awarded stock options under the Company's 1990 Stock Option Plan ("Stock Option Plan"). Under the Stock Option Plan, the Company may grant incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and nonqualified options. The Committee may, at its discretion, couple stock options with stock appreciation rights. By the terms of the Stock Option Plan, incentive stock options cannot be granted at less than the fair market value of a share at the date of grant. Nonqualified options may be granted at any price determined by the Committee.

     In determining the amount of options, if any, to be granted in a fiscal year under the Stock Option Plan, the Committee has considered the same factors set forth above, as well as the executive officer's shareholdings in the Company. In addition, the Committee has considered the amount of options previously granted to each executive officer. However, the Committee has not had specific long-term target levels of share ownership for the executive officers.

     As discussed on pages 22 through 32 of this Proxy Statement, the Board of Directors has adopted the Teledyne, Inc. 1994 Long-Term Incentive Plan ("1994 Plan"), subject to shareholder approval. This plan contains essentially the same features as the Stock Option Plan except that the 1994 Plan: (i) permits the issuance of restricted shares to selected executives and key employees, but not to the Chief Executive Officer or the four other most highly compensated executives unless the restricted shares are issued in compliance with Section 162(m) of the Code; and (ii) contains additional provisions, relating to the maximum number of awards which may be issued and the composition of the Committee, which are intended to make the 1994 Plan comply with Section 162(m) of the Code. That Code section was recently adopted and limits the deductibility in any year of income over one million dollars earned by the Chief Executive Officer and the four other most highly compensated executives of publicly-held companies unless such income was earned under a performance-based plan within the meaning of Section 162(m).

INCENTIVE COMPENSATION PLAN

     In December 1993, the Company engaged a consulting firm to advise the Company with respect to the implementation of a financial measurement system for the Company, its executives and a broad group of management employees based on economic value added to the enterprise. Essentially, such a system defines the value added by an enterprise as that income after tax which exceeds the enterprise's total capital employed (i.e., the cost of all of the resources used by the business operation). As part of this program, the Company is in the process of developing an incentive compensation plan to reward the creation of economic value. The Committee is studying the effect of Section 162(m) of the Code on the income derived from such a plan.

MR. RUTLEDGE'S 1993 COMPENSATION

     Mr. Rutledge's base salary for 1993 was $600,000. As discussed above, the Committee has not yet awarded bonuses for 1993 service. However, in 1993 Mr. Rutledge received a bonus of $150,000 relating to 1992 performance. In setting Mr. Rutledge's 1993 base salary and awarding the bonus described above, the Committee considered the factors set forth above, focusing primarily on 1992 performance. Despite the Company's relatively weak results for 1992,(1) Mr. Rutledge successfully managed the implementation of the Company's restructuring effort announced in September 1991, which resulted in the elimination of a number of the Company's non-core businesses and focused the remaining businesses on improving the Company's competitive position in difficult economic times. This effort was accomplished under budget and in an efficient and timely manner, achieving greater economic value than anticipated.

     In addition to the foregoing, in March 1993, Mr. Rutledge was granted options to purchase 150,000 shares of Company Common Stock at an exercise price of $20.25 per share (the fair market value on the date of grant), exercisable ratably at 20% per year, commencing two years from the date of grant. As noted in the table above, the named executive officers also were granted stock options on the same terms. These options were issued based on consideration of all of the factors described above.

                          MEMBERS OF THE COMPENSATION
                          AND STOCK OPTION COMMITTEE

                               George Kozmetsky
                               George Roberts
                               Arthur Rock
                               Fayez Sarofim
                               Henry Singleton


                    COMPENSATION AND STOCK OPTION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     During 1993, George Kozmetsky, George A. Roberts, Arthur Rock, Fayez Sarofim and Henry E. Singleton served on the Committee. Henry E. Singleton served as Chief Executive Officer of the Company from 1960 to 1986 and as Chairman of the Board of the Company from 1960 to 1991, and George Kozmetsky served as Executive Vice President and Secretary of the Company from 1960 to 1966. George A. Roberts, who was President of the Company from 1966 to 1990 and Chief Executive Officer from April 1986 to January 1991, was an executive officer of the Company until March 1993.

- ---------------

(1) Net income in 1992 was $33.2 million on sales of $2.88 billion, compared to a net loss of $25.4 million on sales of $3.2 billion for 1991. The 1991 figures reflect a charge of $68.9 million and the 1992 figures reflect income of $14.8 million for the effect of the Company's restructuring.

ARGONAUT GROUP, INC.

     Four of the Company's directors, George A. Roberts, Arthur Rock, Fayez Sarofim and Henry E. Singleton, are also directors of Argonaut Group, Inc. ("Argonaut Group"), a former subsidiary of the Company. In addition, as of January 31, 1994, directors and executive officers of the Company beneficially owned in the aggregate more than 20% of the outstanding stock of Argonaut Group.

     The Company provides Argonaut Group with certain investment trade execution services. During 1993, Argonaut Group paid the Company $128,000 for these services. During 1993, the Company paid Argonaut Insurance Company ("Argonaut Insurance"), a subsidiary of Argonaut Group, approximately $1.5 million pursuant to certain retrospective rating provisions of insurance policies previously written by Argonaut Group for the Company. Future payments to or from Argonaut Insurance may be required under the retrospective rating provisions and reinsurance provisions of such policies. In 1993, the Company also paid approximately $1.2 million to AGI Properties, Inc. ("AGI"), a noninsurance subsidiary of Argonaut Insurance, pursuant to two real property leases in Los Angeles, California. The Los Angeles leases expire in October 1996. In connection with the termination of the Company's tenancy for certain real property in Torrance, California, the Company and AGI are involved in litigation with various sub-tenants and the tenants of sub-tenants of that property. During 1993, the Company paid AGI approximately $189,000, representing a portion of the rent for the subject property which had been occupied by the former sub-tenant. AGI and the Company have recouped a portion of this rent from a former tenant of a sub-tenant and are attempting to recoup the rest from the former sub-tenant. In addition, the Company has agreed to reimburse AGI for certain of its attorneys' fees in connection with this dispute.

     The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

UNITRIN, INC.

     Three of the Company's directors, George A. Roberts, Fayez Sarofim and Henry E. Singleton, are also directors of Unitrin, Inc. ("Unitrin"), a former subsidiary of the Company. In addition, as of January 31, 1994, directors and executive officers of the Company beneficially owned in the aggregate over 20% of the outstanding stock of Unitrin. Three directors of Unitrin, George A. Roberts, Fayez Sarofim and Henry E. Singleton, are also directors of Argonaut Group.

     The Company provides Unitrin with certain investment trade execution services, as well as the use of Company aircraft. During 1993, Unitrin paid the Company approximately $320,000 for these services. In addition, in 1993 Unitrin paid the Company approximately $103,000 for the sale of certain software licenses. Unitrin provided data processing services to the Company for which the

Company paid approximately $1.1 million in 1993. In addition, during 1993, Unitrin earned premiums of approximately $8.4 million for group life insurance coverages on Company employees and their dependents.

     In prior years, pursuant to certain contractual arrangements with the Company, Unitrin insured the Company and its subsidiaries for certain coverages, including workers' compensation, general liability and automobile liability. These insurance arrangements contained retrospective rating and reinsurance provisions which reduce Unitrin's financial exposure by giving it recourse against the Company and its subsidiaries. The Company paid approximately $1.6 million in 1993, and approximately $35,000 through February 1994, pursuant to retrospective rating provisions of previously written policies. Future payments to or from Unitrin may be required under the retrospective rating provisions and reinsurance provisions of such policies. In addition, the Company incurred certain indemnity obligations to Unitrin with respect to certain tax matters and the operation of the Company prior to the 1990 distribution of Unitrin stock to the Company's shareholders.

     The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

CERTAIN GUARANTEES

     The Company requires both Mr. Rutledge and Mr. Drake to have living accommodations in Los Angeles, California. In this connection, during most of 1993, Mr. Rutledge and Mr. Drake maintained lines of credit, in the respective amounts of $800,000 and $920,000, from a banking institution which was unaffiliated with the Company. Although Mr. Rutledge and Mr. Drake were responsible for the repayment of amounts drawn down on their respective lines of credit, the Company had guaranteed repayment of all such amounts. In December 1993, both Mr. Rutledge and Mr. Drake refinanced their respective mortgage obligations. In that regard, the Company has guaranteed repayment to an unaffiliated banking institution of $484,000 with respect to Mr. Rutledge's obligations and $28,000 with respect to Mr. Drake's obligations. As of February 28, 1994, Messrs. Rutledge and Drake were current in their obligations.

                         CUMULATIVE SHAREHOLDER RETURN

     Set forth below is a line graph comparing, on an annual basis, the percentage change in the Company's cumulative total shareholder return on the Company's Common Stock against the total return on the S&P Composite 500 Stock Index and the total return on the S&P Conglomerates Index from December 31, 1988 through December 31, 1993. This graph assumes that the value of the investment in the Company's Common Stock and in each index was $100 on December 31, 1988 and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          TELEDYNE, INC., S&P 500 INDEX AND S&P CONGLOMERATES INDEX**

                                                  STANDARD &      STANDARD &
      MEASUREMENT PERIOD           TELEDYNE,      POOR'S 500      POOR'S CON-
    (FISCAL YEAR COVERED)            INC.         COMPOSITE       GLOMERATES
           1988                         100             100             100
           1989                      104.49          131.69          124.50
           1990                       51.64          127.59          104.49
           1991                       71.51          166.47          113.40
           1992                       77.15          179.16          139.68
           1993                      102.06          197.24          184.98

 * Based on the value of an investment of $100 in Company Common Stock and in each index on December 31, 1990 and the reinvestment of all dividends.

** The S&P Conglomerates Index includes ITT Corporation, Litton Industries,
   Inc., Teledyne, Inc., Tenneco Inc. and Textron Inc.

     In March 1990, the Company distributed to its shareholders, in a tax-free transaction, all of the outstanding common stock of Unitrin, Inc. ("Unitrin"), the parent company of several of the Company's former insurance subsidiaries. In accordance with Securities and Exchange Commission interpretations of the regulations relating to executive compensation disclosure, the foregoing graph treats the distribution of each Unitrin share as a special cash dividend equal to the value of such share as of the date of the spinoff, which dividend is assumed to have been reinvested in the Company's Common Stock.

     The following is a line graph comparing, on an annual basis, the percentage change in the Company's Common Stock against the total return on the S&P Composite 500 Index and the S&P Conglomerates Index from December 31, 1990 through December 31, 1993. This graph assumes that the value of the Company's Common Stock and in each index was $100 on December 31, 1990 and that all dividends were reinvested. The stock performance shown below is not necessarily indicative of future price performance.

               COMPARISON OF THREE YEAR CUMULATIVE TOTAL RETURN*
          TELEDYNE, INC., S&P 500 INDEX AND S&P CONGLOMERATES INDEX**

                                                 STANDARD &      STANDARD &
      MEASUREMENT PERIOD        TELEDYNE,        POOR'S 500      POOR'S CON-
    (FISCAL YEAR COVERED)         INC.           COMPOSITE       GLOMERATES
            1990                     100              100             100
            1991                  138.48           130.47          108.53
            1992                  149.38           140.41          133.69
            1993                  197.62           154.57          177.17

 * Based on the value of an investment of $100 in Company Common Stock and in each index on December 31, 1990 and the reinvestment of all dividends.

** The S&P Conglomerates Index includes ITT Corporation, Litton Industries,
   Inc., Teledyne, Inc., Tenneco Inc. and Textron Inc.

                                   PROPOSAL 2

          APPROVAL OF THE TELEDYNE, INC. 1994 LONG-TERM INCENTIVE PLAN

     In March 1994, the Board of Directors adopted the Teledyne, Inc. 1994 Long-Term Incentive Plan ("1994 Plan"), subject to shareholder approval and to listing approval on the New York Stock Exchange. In July 1993, the Board of Directors adopted a resolution approving an amendment to the Teledyne, Inc. 1990 Stock Option Plan ("1990 Plan"), subject to shareholder approval, to increase by 2,500,000 the number of shares available upon exercise of options and stock appreciation rights. Because of new tax legislation affecting the deductibility of income earned by the chief executive officer and the four other most highly compensated executive officers of public companies, in March 1994 the Board of Directors rescinded its July 1993 amendment to the 1990 Plan and adopted resolutions approving the 1994 Plan. As of January 31, 1994, there were 79,500 shares of Company Common Stock available for option grants under the 1990 Plan. A copy of the 1994 Plan is attached hereto as Exhibit A. The following description of the 1994 Plan is a summary and does not purport to be fully descriptive. For a full description of the 1994 Plan, reference is made to Exhibit A.

GENERAL

     The 1994 Plan is similar to the 1990 Plan, except that the 1994 Plan: (i) permits the issuance of restricted shares to selected executives and key employees, but not to the Chief Executive Officer or the four other most highly compensated executives unless the restricted shares are issued in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code");
(ii) limits the number of shares with respect to which options, stock appreciation rights or restricted shares may be granted to any one person in a year to 300,000; and (iii) limits the membership of the committee if grants are made to certain executive officers. Like the 1990 Plan, 2,500,000 shares of Company Common Stock are authorized for issuance under the 1994 Plan.

     The purpose of the 1994 Plan is to secure for the Company and its shareholders the benefits arising from stock ownership in the Company by Eligible Individuals (defined below). Two types of stock options may be granted under the 1994 Plan: (i) incentive stock options meeting the requirements of
Section 422 of the Code; and (ii) nonqualified options. These options are referred to collectively as "Options." The Committee (defined below) may, at its discretion, couple stock options with stock appreciation rights ("Stock Appreciation Rights"). In addition, the 1994 Plan provides for grants of restricted shares of Company Common Stock, the retention and transfer of which are subject to terms conditions and restrictions designated by the Committee ("Restricted Shares"). All Options, Stock Appreciation Rights and Restricted Shares (collectively, "Awards") must be granted by March 7, 2004.

ADMINISTRATION

     The 1994 Plan will be administered by a committee or committees (including subcommittees) appointed by, and consisting of two or more members of the Board of Directors. Any committee responsible for administration of the 1994 Plan with respect to persons who are subject to the trading restrictions of Section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act") (i) must comply with the applicable requirements of Rule 16b-3 of the Exchange Act, including the requirement that directors be "disinterested persons," and (ii) to the extent performance-based Awards will be granted to "covered employees" under Section 162(m) (which now includes the Chief Executive Officer and the other four most highly compensated executive officers of the Company), must consist of "outside directors" within the meaning of Section 162(m) of the Code, and the regulations thereunder (including any transition rules). Such "covered employees" are referred to collectively herein as "Senior Executives." With respect to any matter described in this Proposal, the term "Committee" means any committee of the Board of Directors that has been delegated authority with respect to such matter. Each Committee member serves in such capacity until such time as he or she ceases to meet the applicable criteria described above or until the Board of Directors decides to replace such member.

ELIGIBILITY

     All executive and other key employees of the Company or of any subsidiary corporation (as defined in Section 424(f) of the Code) and directors of the Company who are regular employees of the Company are eligible for selection to participate in the 1994 Plan; provided, that Restricted Shares may not be issued to the Senior Executives unless issued in compliance with the terms of Section 162(m) of the Code (i.e., pursuant to a performance-based plan approved by the shareholders which meets the requirements of Section 162(m)). In addition, other non-employees other than directors who are not regular employees of the Company may participate in the 1994 Plan with respect to Awards other than Awards of incentive stock options and Restricted Shares. Only selected executive and other key employees of the Company or a subsidiary may receive incentive stock options or Restricted Shares under the 1994 Plan. Persons eligible to receive grants under the 1994 Plan are referred to as "Eligible Individuals."

     The identity and number of Eligible Individuals will vary from year to year, as will the number of shares covered by each grant. Consequently, the Company cannot determine at this time the number of Awards or the value of such Awards to be granted. Eligible Individuals will be selected to receive Awards at the sole discretion of the Committee, based on a variety of factors. No incentive stock option may be granted to any person who, at the time the incentive stock option is granted, owns shares of the Company's outstanding Common Stock that represent more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (and of its affiliates, if applicable), unless the exercise price of such Option is at least one hundred ten percent (110%) of the fair market value of the stock subject to the Option on the date of grant and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

TERMS OF STOCK OPTIONS

     PURCHASE PRICE

     The purchase price of the Company Common Stock covered by each Option will be determined by the Committee. In the case of incentive stock options, however, the purchase price may not be less than one hundred percent (100%) of the fair market value of such stock on the date the incentive stock option is granted. The purchase price of the shares upon exercise of an Option may be paid in cash or by check, by delivery of shares of Common Stock of the Company already owned by the Option holder, by a broker's check in connection with a duly executed exercise through a broker, or if authorized by the Committee, by a promissory note made by the Option holder in favor of the Company.

     EXERCISE OF OPTIONS

     Each Option granted under the 1994 Plan is exercisable in such installments during the period prior to its expiration date as the Committee determines, but no Option is exercisable for at least six months after grant except in the case of the death or disability of the Option holder. Unless otherwise determined by the Committee, if the Option holder does not in any given installment period purchase all of the shares which the Option holder is entitled to purchase in such installment period, then the Option holder's right to purchase any shares not purchased in that period continues until the expiration date or sooner termination of the Option holder's Option. No Option may be exercised for a fraction of a share and no partial exercise of any Option may be for less than one hundred (100) shares. Each Option and all rights associated therewith expire on such date as the Committee may determine, and are subject to earlier termination as described below; provided, however, that in the case of incentive stock options, each incentive stock option and all rights associated therewith expire in any event within ten (10) years of the date on which such incentive stock option is granted.

     The aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an Option holder during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) may not exceed $100,000.

     EXPIRATION OF OPTIONS

     Incentive stock options (and any accompanying Stock Appreciation Rights) held by individuals who cease to be employees of the Company or its subsidiaries for any reason other than death or disability, must be exercised within three months after the Option holder ceases to be an employee if such Options were exercisable on the date employment ended. To the extent incentive stock options are not exercised or are not exercisable within this period, they expire. The effect of termination of employment on nonqualified stock options will be specified in the individual Option agreement as determined by the Committee; provided, the Committee shall have the right in its sole discretion to accelerate vesting of such Options upon termination of the Option holder's employment. If the holder of an incentive stock option dies or becomes permanently disabled while the Option holder is employed by the Company or one of its subsidiaries, the Option holder's incentive stock option (and any accompanying Stock Appreciation Rights) expire one year after death or such disability. The terms of the Option holder's individual Option agreement will govern the expiration of nonqualified stock options upon the holder's death or disability.

     GRANTS MADE UNDER THE 1990 PLAN DURING 1993

     The following table sets forth certain information with respect to Options that were granted in 1993 under the 1990 Plan.

                                 PLAN BENEFITS
                  1990 STOCK OPTION PLAN OF TELEDYNE, INC.(1)

                                                                         NUMBER
                                                                           OF
                                                                       SECURITIES
                                                                       UNDERLYING
                                                                         OPTIONS
                          NAME AND POSITION(2)                         GRANTED(3)
                          --------------------                         ----------
        William P. Rutledge
          Chairman of the Board of Directors
          and Chief Executive Officer.................................  150,000
        Gordon J. Bean
          Vice President..............................................   30,000
        Hudson B. Drake
          Senior Vice President.......................................   30,000
        Donald B. Rice
          President and Chief Operating Officer.......................  200,000
        Gary L. Riley
          Vice President..............................................   30,000
        Executive Officers as a Group (7 persons).....................  500,000
        Non-Executive Officer Directors as a Group (5 persons)........        0
        Non-Executive Officer Employees as a Group (101 persons)......  573,500

- ---------------

(1) Awards under the 1994 Plan will not necessarily be granted in the same proportion as grants of Options under the 1990 Plan. Restricted Shares are not issuable under the 1990 Plan and it is not possible for the Company to estimate at this time the number or value of Restricted Shares to be granted under the 1994 Plan. The closing price for the Company Common Stock on the New York Stock Exchange-Composite Transactions for March 2, 1994 was $20.50.

(2) No person other than Messrs. Rutledge, Rice or Drake holds five percent or more of the Options granted under the 1990 Plan. No associates of any director or executive officer has been granted any Options under the 1990 Plan.

(3) The actual value of the Options that have been granted in 1993 cannot be calculated at this time because such value depends upon the amount by which the fair market value of a share of the Company's Common Stock on the Option exercise date exceeds the exercise price of the Options. Nevertheless, the table at page 10 of this Proxy Statement applies a grant date valuation to these Options based on a variety of assumptions. No Stock Appreciation Rights have been granted under the 1990 Plan.

TERMS OF STOCK APPRECIATION RIGHTS

     The Committee may couple any Option with a Stock Appreciation Right. Stock Appreciation Rights entitle the holder to exercise an Option by taking any appreciation over the Option exercise price in stock or, with the consent of the Committee, in cash. A Stock Appreciation Right is exercisable only to the extent the associated Option is exercisable, and is exercisable only for such period as the Committee may determine.

TERMS OF RESTRICTED SHARES

     A Restricted Share is a share of Company Common Stock issued to a grantee under the 1994 Plan subject to such restrictions on retention and transfer as are determined by the Committee in its sole discretion; provided, that Restricted Shares must be held by the grantee for at least six months prior to any transfer. Restrictions may include repurchase or forfeiture rights in favor of the Company. The Committee may determine whether, and to what extent, any consideration other than the services of the grantee must be paid for Restricted Shares.

NONTRANSFERABILITY

     No Option or Stock Appreciation Right granted under the 1994 Plan is transferable by the holder thereof, either voluntarily or by operation of law, other than by will or the laws of descent and distribution. Options and associated Stock Appreciation Rights are exercisable during the holder's lifetime only by the holder, regardless of any community property interest therein of the spouse of the holder, or such spouse's successors in interest. If the spouse of the holder has acquired a community property interest in such Option or associated Stock Appreciation Right, the holder, or the holder's permitted successors in interest, may exercise the Option or associated Stock Appreciation Right on behalf of the spouse of the holder or such spouse's successors in interest. The terms of any applicable Restricted Share grant shall govern whether or not such Awards are transferrable.

ADJUSTMENT PROVISIONS

     If the outstanding shares of Company Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment will be made (i) in the maximum number and kind of shares as to which Awards may be granted under the 1994 Plan and

(ii) to the unexercised and/or unvested Awards, or portions thereof, which have been granted prior to any such change.

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, the 1994 Plan shall terminate, and all Options and Stock Appreciation Rights therefore granted thereunder shall terminate; provided, however, that notwithstanding the foregoing, the Committee shall provide in writing in connection with such transaction for any or all of the following alternatives (separately or in combinations): (i) for the Options and any accompanying Stock Appreciation Rights theretofore granted more than six months before such transaction to become immediately exercisable; (ii) for the assumption by the successor corporation of the Options and Stock Appreciation Rights theretofore granted or the substitution by such corporation for such Options and rights of new Options and rights covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the 1994 Plan by such successor corporation in which event the 1994 Plan the Options and any accompanying Stock Appreciation Rights theretofore granted shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such Options and rights. The terms of any Restricted Share grant shall govern the acceleration of vesting, if any, upon the occurrence of any of the foregoing events.

DURATION, AMENDMENT AND TERMINATION

     The Committee at any time may suspend or terminate the 1994 Plan. The Committee also at any time may amend or revise the terms of the 1994 Plan, provided that no such amendment or revision will, unless appropriate shareholder approval of such amendment or revision is obtained, increase the maximum number of shares in the aggregate which may be sold pursuant to Awards granted under the 1994 Plan, except as permitted under the Adjustment Provisions described above, or change the minimum purchase price of incentive stock options, or increase the maximum term of incentive stock options, or permit the granting of Awards, to anyone other than Eligible Individuals. The 1994 Plan also provides that, notwithstanding the foregoing, no amendment, suspension or termination of the 1994 Plan will, without specific action of the Committee and the consent of the Award holder, in any way modify, amend, alter or impair any rights or obligations under any Option or associated Stock Appreciation Right theretofore granted under the 1994 Plan.

FEDERAL INCOME TAX INFORMATION

     NONQUALIFIED STOCK OPTIONS. Under federal income tax law, the grant of a nonqualified stock option has no tax effect on the Company or the Option holder to whom it is granted. Generally, the exercise of the Option will result in ordinary income to the Option holder equal to the excess of the fair market value of the shares at the time of exercise over the Option price. If the Option holder pays cash to exercise the Option, the Option holder's tax basis in the shares received will be the aggregate exercise price paid by the Option holder plus the amount of taxable income recognized upon exercise. Upon any subsequent disposition of such shares, gain or loss will be capital gain or loss, and will be long-term if such shares are held more than one year after exercise. Generally, the Company will be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized income at the time of recognition of ordinary income by the Option holder.

     If the Option holder pays the exercise price by delivering existing shares of the Company's Common Stock, the tax treatment of the income from the difference between the Option price and the fair market value of the stock received is the same as described above. Generally there is no gain recognized by the Option holder on the transfer of the Option holder's existing stock; instead, the corresponding number of shares received on exercise of the Option will be treated as if they are the same as the shares used to pay for the exercise of the Option. Thus, gain on the shares used to pay the Option price will be deferred until the substituted shares received are later sold.

     STOCK APPRECIATION RIGHTS. The recipient is not taxed by reason of the grant of a Stock Appreciation Right or its subsequent appreciation in value. However, any cash and the fair market value of any shares received generally will constitute taxable ordinary income to the recipient upon the date of exercise. Any subsequent disposition of the shares received will generate capital gain or loss if the sales price is different from the amount of taxable income recognized with respect to the receipt of such shares as described above. The Company generally will be allowed an equal deduction at the time the recipient recognizes ordinary income.

     EFFECT OF RESTRICTIONS. Under general tax rules, if the shares received on exercise of nonqualified options or Stock Appreciation Rights are subject to restrictions on transfer and risk of forfeiture, taxation of the transaction (and the Company's deduction) will be deferred until the restrictions lapse, unless the participant makes an election to be taxed at the time of exercise.

     INCENTIVE STOCK OPTIONS. In general, incentive stock options, like nonqualified stock options, have no federal income tax consequences to the Company or the Option holder as a result of the grant of the Option. Unlike nonqualified options, however, the employee does not have taxable income on the exercise of an incentive stock option (although the gain at exercise of incentive options can be taxed under the alternative minimum tax) and the employer generally does not have a deduction. Another difference is that, if the Option holder holds the shares for at least two years from the date of the grant of the Option and at least one year from the date of exercise, all gain or loss on a subsequent sale is taxed as capital gain or loss.

     If, however, the Option holder "disposes" of the shares prior to satisfying both of the holding periods described above (a "Disqualifying Disposition"), then (i) the Option holder will realize ordinary income in the year of such disposition in an amount equal to the difference between the Option price and the lesser of (a) the fair market value of such shares on the date of exercise, or (b) the sale price; (ii) the Company generally will be entitled to a deduction for such year in the amount of the ordinary income so realized; and
(iii) the Option holder will realize capital gain or loss (short-term or long-term, depending upon whether the shares have been held for less or more than one year), in an amount equal to the difference between (a) the amount realized by the Option holder upon such sale of the shares, and (b) the Option price paid by the Option holder increased by the amount of ordinary income, if any, realized by the Option holder upon such disposition. Disqualifying Dispositions of stock can include (in addition to ordinary sales) gifts, pledges of stock to secure loans under certain circumstances and shares used to pay for the exercise of other Options.

     The alternative minimum tax may apply to an incentive stock option holder, because the spread between the market value of shares and the exercise price of an incentive stock option on the exercise date constitutes an item of tax preference (unless there is a subsequent Disqualifying Disposition in the year of exercise). The alternative minimum tax may produce a higher total tax than the regular income tax otherwise applicable to the Option holder.

     While there are obvious tax advantages to the employees or other persons who receive incentive stock options rather than nonqualified stock options, there are potential tax disadvantages to the Company. As discussed above, the Company normally is entitled to take a deduction for tax purposes in an amount equal to the ordinary income recognized by the Option holder at the time of exercise or sale of a nonqualified stock option. In the case of an incentive stock option, however, the Company normally will not be entitled to any deduction.

     RESTRICTED SHARES. An individual receiving Restricted Shares generally will recognize ordinary income when the restrictions lapse in an amount equal to the excess of (i) the fair market value of the shares of Common Stock at the time the restrictions lapse over (ii) any amount paid for the Restricted Shares. However, the individual may elect, within 30 days after the date of receipt of the Restricted Shares, to report ordinary income at the time of such receipt equal to the excess of (i) the fair market value of the Restricted Shares at that time (without regard to the restrictions which will lapse) over (ii) any amount paid for the Restricted Shares. One risk in making such an election is that, if the restrictions fail to lapse for any reason, the individual will not be entitled to a deduction. Generally, the Company will be entitled to a deduction equal to the amount of income recognized by the individual at the time income is recognized.

     An individual disposing of Restricted Shares will recognize short-term or long-term capital gain or loss, depending on whether the stock is held for less or more than one year from (a) the date the restrictions lapse (if no election has been made), or (b) from the date of receipt (if an election has been made).

     DEDUCTIBILITY. The 1994 Plan is intended to comply with Section 162(m) of the Code, thereby preserving the Company's deduction for any compensation paid to its Senior Executives. Section 162(m) provides that income received by the Senior Executives of a publicly-traded company in excess of one million dollars per year will not be deductible by that company unless such income is derived from a performance-based plan within the meaning of Section 162(m). Compensation generated by Options and Stock Appreciation Rights granted under the 1994 Plan generally will be entitled to the benefit of an exception if they are granted at fair market value on the date of grant because (a) the 1994 Plan, as it applies to such officers, will be administered by a committee consisting solely of "outside directors" within the meaning of Section 162(m), (b) the 1994 Plan will only be effective upon approval by the Company's shareholders, and (c) the 1994 Plan limits the maximum number of Options that can be granted to any executive during any calendar year to 300,000 shares (subject to adjustment under Section 15 of the 1994 Plan for stock splits, etc.). Any Options and Stock Appreciation Rights granted at a price below fair market value on the date of grant may be subject to the Section 162(m) deduction limitation unless such Awards meet a separate performance exception to Section 162(m). Restricted Shares may be issued to the Senior Executives only if such issuance complies with the terms of
Section 162(m): for example, if they are issued in connection with a performance-based plan, the material terms of which are approved by the shareholders, and all of the other requirements of Section 162(m) are met. Because such compliance is a precondition to the issuance of Restricted Shares to these executives, the compensation should be fully deductible unless an effective election is made by the recipient to be taxed at the time of grant. It is currently unclear what happens if an effective election is made, because it may not be known at the time of grant whether the performance goals will be met.

     WITHHOLDING. Generally, the Company is required to withhold taxes at the time that an Award holder has compensation income. Accordingly, the 1994 Plan provides that the Company has the right to (a) require such Award holder to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares, or (b) deduct from all amounts paid in cash with respect to the exercise of a Stock Appreciation Right the amount of any taxes which the Company may be required to withhold with respect to such cash amounts. The Company's withholding obligation arises at the time of (i) a Disqualifying Disposition of Common Stock acquired by exercise of an incentive stock option, that is, a sale within two years of the granting of the incentive stock option or within one year after exercise of the incentive stock option;
(ii) the exercise of nonqualified options; (iii) the exercise of a Stock Appreciation Right; or (iv) the vesting of a Restricted Share unless an earlier election is made, in which case the withholding obligation arises at the time of the election.

           VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The affirmative vote of a majority of the outstanding shares of Common Stock that are present or represented at the meeting and entitled to vote is required for approval of the proposed 1994 Plan. The Board of Directors believes that it would be in the best interests of the Company to offer Options, Stock Appreciation Rights and Restricted Shares in order to attract and retain qualified individuals to serve as executive officers and key employees of the Company and to create incentives for profitable performance.

     FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE TELEDYNE, INC. 1994 LONG-TERM INCENTIVE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2. EACH PROXY WILL BE VOTED FOR THIS PROPOSAL UNLESS A SHAREHOLDER HAS SPECIFIED OTHERWISE ON THE PROXY.

                               CERTAIN LITIGATION

     On October 29, 1992, Eugene J. Bass, a shareholder purporting to act derivatively on behalf of the Company, commenced an action in the United States District Court for the Central District of California against certain of the Company's directors and executive officers, a former employee of Company's Teledyne Relays unit and the Company as a "nominal" defendant. Subsequently, Herman and Lillian Krangel and Marshall Wolf joined the action as plaintiffs. On February 26, 1993, plaintiffs filed a consolidated second amended complaint in the action which alleged, among other things, violations of RICO and the Exchange Act, and breaches of fiduciary duty, in connection with the management and administration of the affairs of the Company with respect to its Teledyne Controls, Teledyne Electro-Mechanisms, Teledyne Electronics, Teledyne Firth Sterling, Teledyne Neosho, Teledyne Relays, Teledyne Ryan Aeronautical, Teledyne Solid State, Teledyne Systems, Teledyne Thermatics and Teledyne Wah Chang Albany units, and with respect to the Company's foreign military sales effort in Egypt and Saudi Arabia. The action seeks a declaratory judgment, treble the damages allegedly sustained by the Company as a result of the alleged conduct, return of salaries and other remuneration received by the defendants, a declaration that the election of directors at Company's annual meetings in 1987 through 1992 is null and void, plaintiffs' costs and expenses, including attorneys' fees, and other appropriate relief. On August 19, 1993, the Court issued a memorandum decision dismissing plaintiffs' state law claims without prejudice to refiling in state court, dismissing plaintiffs' RICO and Exchange Act claims without prejudice, and ordering plaintiffs to show cause why their RICO and Exchange Act claims should not be dismissed with prejudice. After briefing by the parties, the Court entered an order on September 30, 1993, dismissing plaintiffs' RICO and Exchange Act claims with prejudice. Plaintiffs filed a notice of appeal on October 4, 1993.

     On December 7, 1993, following dismissal of their consolidated second amended complaint in the above-described action, Eugene J. Bass, Herman Krangel, Lillian Krangel and Marshall Wolf, shareholders purporting to act derivatively on behalf of the Company, commenced an action in the Superior Court of the State of California, County of Los Angeles, against certain of the Company's directors and executive officers, a former employee of Teledyne Relays, and the Company as a "nominal" defendant. The complaint in this action alleges, among other things, breaches of fiduciary duty and gross mismanagement in connection with the management and administration of the affairs of the Company with respect to its Teledyne Controls, Teledyne Electro-Mechanisms, Teledyne Electronics, Teledyne Firth Sterling, Teledyne Neosho, Teledyne Relays, Teledyne Ryan Aeronautical, Teledyne Solid State, Teledyne Systems, Teledyne Thermatics and Teledyne Wah Chang Albany units, and with respect to the Company's foreign military sales effort in Egypt and Saudi Arabia. The action seeks a declaratory judgment, damages allegedly sustained by the Company as a result of the alleged conduct, return of salaries and other remuneration received by the defendants, plaintiffs' costs and expenses, including attorneys' fees, and other appropriate relief. On March 8, 1994, the defendants filed demurrers to the complaint, which are scheduled to be heard by the Court on May 10, 1994.

     On February 11, 1993, Moise Katz and Harry Lewis, shareholders purporting to act derivatively on behalf of the Company, commenced an action in the Superior Court of the State of California, County of Los Angeles, against certain of the Company's directors and the Company as a "nominal" defendant. The complaint alleges, among other things, gross negligence and breaches of fiduciary duty in connection with the management and administration of the affairs of the Company with respect to its Teledyne Controls, Teledyne Relays and Teledyne Systems units, each of which has been subject to investigation by the U.S. government, and with respect to the Company's foreign military sales effort in Egypt and Saudi Arabia. The complaint seeks damages sustained by the Company as a result of the alleged conduct, plaintiffs' costs and expenses, including attorneys' fees, and other appropriate relief. On October 28, 1993, the Court dismissed plaintiffs' initial complaint with 15 days leave to amend. Plaintiffs filed an amended complaint on November 12, 1993. On February 1, 1994 the Court dismissed plaintiffs' amended complaint with 30 days leave to amend. Plaintiffs elected not to file an amended complaint and, accordingly, the Court dismissed the action on February 28, 1994. Plaintiffs have stated that they intend to appeal the dismissal of their action.

     Further information with respect to these actions is set forth in the Company's Annual Report on Form 10-K ("Form 10-K") for the fiscal year ended December 31, 1993, filed with the Securities and Exchange Commission. A copy of the Form 10-K may be obtained by any shareholder upon request made to the Company's Secretary (see "Form 10-K" below).

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has been selected as the Company's independent public accountants for the year 1994. It is expected that a representative of Arthur Andersen & Co. will be present at the meeting. Such representative may make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     The management of the Company knows of no other matters that may come before the meeting. However, if any matters other than Proposals 1 and 2 should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                       SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

     Shareholders of the Company who intend to submit proposals to the Company's shareholders at the next annual meeting of shareholders must submit such proposals to Teledyne, Inc. no later than November 18, 1994. Shareholder proposals should be submitted to Judith R. Nelson, Secretary, Teledyne, Inc., 1901 Avenue of the Stars, Los Angeles, California 90067-6046.

                                   FORM 10-K

     SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, UPON WRITTEN REQUEST TO JUDITH R. NELSON, SECRETARY, TELEDYNE, INC., 1901 AVENUE OF THE STARS, LOS ANGELES, CALIFORNIA 90067-6046.

                                              By Order of the Board of Directors

                                                     Judith R. Nelson
                                                        Secretary

March 18, 1994

                                   EXHIBIT A

                                 TELEDYNE, INC.

                         1994 LONG-TERM INCENTIVE PLAN

 1.  PURPOSE

     The purpose of this 1994 Long-Term Incentive Plan ("Plan") of Teledyne, Inc., a Delaware corporation ("Company"), is to secure for the Company and its shareholders the benefits arising from stock ownership by selected executive and other key employees of the Company or its subsidiaries and such other persons (other than Directors who are not employees of the Company) as the Committee (defined below) may from time to time determine. The Plan will provide a means whereby Eligible Individuals (defined below) may (i) purchase shares of the Common Stock of the Company pursuant to options that will qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), (ii) purchase shares of the Common Stock of the Company pursuant to nonqualified stock options (collectively "Options"), (iii) receive shares of the Common Stock of the Company, or cash in lieu thereof, pursuant to stock appreciation rights granted in tandem with such Options ("Stock Appreciation Rights"), and (iv) be awarded restricted shares of Company Common Stock, the retention and transfer of which are subject to terms, conditions and restrictions established by the Committee ("Restricted Shares"). Options, Stock Appreciation Rights, and Restricted Shares are referred to collectively herein as "Awards."

 2.  ADMINISTRATION

     The Plan will be administered by a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board of Directors of the Company. The Board of Directors may delegate the responsibility for administration of the Plan with respect to designated classes of Eligible Individuals to different committees, subject to such limitations as the Board of Directors deems appropriate. The composition of any committee responsible for administration of the Plan with respect to persons who are subject to trading restrictions of Section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act") with respect to securities of the Company shall (i) comply with the applicable requirements of Rule 16b-3 of the Exchange Act (or a successor provision), including the requirement that directors be "disinterested persons," and (ii) to the extent performance-based Awards will be granted to "covered employees" under Section 162(m) ("Senior Executives"), which now includes the Chief

Executive Officer and the other four most highly compensated executive officers, consist exclusively of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations thereunder (including the transition rules). Members of a committee will serve for such term as the Board of Directors may determine, subject to removal by the Board of Directors at any time. With respect to any matter, the term "Committee" refers to the committee that has been delegated authority with respect to such matter.

     Subject to the provisions of the Plan, the Committee shall have authority
(i) to construe and interpret the Plan, (ii) to define the terms used herein,
(iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to determine the individuals to whom, and the time or times at which Awards will be granted, (v) to determine whether Options granted will be incentive stock options or nonqualified stock options, whether to include a Stock Appreciation Right with any Option and the terms of such rights, the terms of other Awards, the number of shares to be subject to each Award, the exercise price, the number of installments, if any, in which Awards may be exercised, and the duration of each Award, (vi) to approve and determine the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan, and (vii) to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and their legal representatives and beneficiaries.

 3.  SHARES SUBJECT TO THE PLAN

     The shares to be offered under the Plan shall consist of the Company's authorized but unissued Common Stock or treasury shares and, subject to adjustment as provided in paragraph 15 hereof, the aggregate amount of such stock which may be subject to Awards shall not exceed two million five hundred thousand (2,500,000). If any Award granted under the Plan shall expire or terminate for any reason (other than surrender at the time of exercise of a Stock Appreciation Right provided for in paragraph 6 hereof), without having been exercised or vested in full, as the case may be, the unpurchased shares subject thereto shall again be available for Awards to be granted under the Plan.

 4.  ELIGIBILITY AND PARTICIPATION

     All executive and other key employees of the Company or of any subsidiary corporation (as defined in Section 424(f) of the Code) and directors of the Company who are regular employees of the Company, shall be eligible for selection to participate in the Plan; provided, however, that grants of Restricted Shares may not be made to the Senior Executives unless the Restricted Shares are issued in compliance with Section 162(m) of the Code. Other non-employees (excluding directors who are not regular employees of the Company), may participate in the Plan with respect to Awards other than Awards of incentive stock options and Restricted Shares, but only selected executive and other key employees of the Company or a subsidiary may receive incentive stock options or Restricted Shares under the Plan. Individuals eligible to receive an Award grant under the Plan are referred to herein as "Eligible Individuals." An individual who has been granted an Award may, if such individual is an Eligible Individual, be granted an additional Award or Awards if the Committee shall so determine, subject to the other provisions of the Plan. No incentive stock option may be granted to any person who, at the time the incentive stock option is granted, owns shares of the Company's outstanding Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (and of its affiliates if applicable), unless the exercise price of such Option is at least one hundred ten percent (110%) of the fair market value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

     The aggregate fair market value of the stock (determined at the time the Option is granted) with respect to which incentive stock options are exercisable for the first time by an Option holder during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) shall not exceed $100,000.

     Within any calendar year the maximum number of shares with respect to which Awards may be granted to any Eligible Individual is 300,000 shares. This limitation is subject to adjustment under Section 15 below.

     All Awards granted under the Plan shall be granted within ten years from March 7, 1994.

 5.  STOCK OPTIONS

     A.  DURATION OF OPTIONS

     Each Option and all rights associated therewith shall expire on such date as the Committee may determine, and shall be subject to earlier termination as provided herein; provided, however, that in the case of incentive stock options, each incentive stock option and all rights associated therewith shall expire in any event within ten (10) years of the date on which such incentive stock option is granted.

     B.  PURCHASE PRICE

     The purchase price of the stock covered by each Option shall be determined by the Committee, but in the case of incentive stock options, shall not be less than one hundred percent (100%) of the fair market value of such stock on the date the incentive stock option is granted. The purchase price of the shares upon exercise of an Option shall be paid in full at the time of exercise (i) in cash or by check payable to the order of the Company, (ii) by delivery of shares of Common Stock of the Company already owned by, and in the possession of the Option holder, (iii) by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the Option price (in which case the exercise will be effective upon receipt of such proceeds by the Company), or (iv) if authorized by the Committee or if specified in the Option being exercised, by a promissory note made by the Option holder in favor of the Company, upon the terms and conditions determined by the Committee and secured by the shares issuable upon exercise complying with applicable law (including, without limitation, state corporate and federal margin requirements), or any combination thereof. Shares of Company Common Stock used to satisfy the exercise price of an Option shall be valued at their fair market value determined (in accordance with paragraph 9 hereof) as of the close of business on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date).

     C.  EXERCISE OF OPTIONS

     Each Option granted under this Plan shall be exercisable in such installments during the period prior to its expiration date as the Committee shall determine, but in no event shall any Option be exercisable for at least six months after grant except in the case of the death or disability of the Option holder; provided that, unless otherwise determined by the Committee, if the Option holder shall not in any given installment period purchase all of the shares which the Option holder is entitled to purchase in such installment period, then the Option holder's right to purchase any shares not purchased in such installment period shall continue until the expiration date or sooner termination of the Option holder's Option. No Option may be exercised for a fraction of a share and no partial exercise of any Option may be for less than one hundred (100) shares.

 6.  STOCK APPRECIATION RIGHTS.

     If deemed appropriate by the Committee, any Option may be coupled with a Stock Appreciation Right at the time of the grant of the Option, or, the Committee may grant a Stock Appreciation Right to any person at any time after granting an Option to such person prior to the end of the term of such associated Option. Such Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, provided that:

          (1) A Stock Appreciation Right shall be exercisable to the extent, and only to the extent, the associated Option is exercisable and shall be exercisable only for such period as the Committee may determine (which period may expire prior to the expiration date of the Option);

          (2) A Stock Appreciation Right shall entitle the Option holder to surrender to the Company the unexercised Option to which it is related, or any portion thereof, and to receive from the Company in exchange therefor that number of shares (rounded down to the nearest whole number) having an aggregate value equal to the excess of the fair market value of one share (determined as hereinafter provided) over the Option price per share specified in such Option multiplied by the number of shares subject to the Option, or portion thereof, which is so surrendered; and

          (3) The Committee may, in its sole discretion, elect to settle, or the Stock Appreciation Right may permit the Option holder to elect to receive (subject to approval by the Committee), any part or all of the Company's obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash equal to the aggregate fair market value of that part or all of the shares it would otherwise be obligated to deliver, provided that in no event shall cash be payable to an officer or director of the Company upon exercise of a Stock Appreciation Right (i) if the Stock Appreciation Right was exercised during the first six months of its term; and (ii) unless the election to exercise the Stock Appreciation Right, and the exercise itself, occur during the period beginning on the third business day after the release to the public of a quarterly or annual summary statement of the Company's sales and earnings and ending on the twelfth business day following such date; or (iii) unless the transaction is otherwise exempt from the operation of Section 16(b) of the Exchange Act.

 7.  RESTRICTED SHARES

     A Restricted Share issued under the Plan shall consist of a share of Company Common Stock, the retention and transfer of which are subject to such terms, conditions and restrictions (including repurchase and/or forfeiture rights in favor of the Company) as the Committee shall determine; provided that Restricted Shares must be held for at least six months prior to any transfer thereof. The Committee shall have the absolute discretion to determine whether, and to what extent, any consideration (in addition to the services of the recipient) is to be received by the Company or its subsidiaries as a condition to the issuance of Restricted Shares and what form any such consideration must take.

 8.  RESTRICTIONS ON DISPOSITION OF SHARES

     At the discretion of the Committee, any Award may provide that the holder, by accepting such Award, represents and agrees, for the Award holder's permitted transferees (by will or the laws of descent and distribution), that none of the shares acquired through such grants will be acquired with a view of any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any applicable "blue sky" laws, and the holder of such Award shall furnish evidence satisfactory to the Company (including a written and signed representation) to that effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation by such person of the Securities Act of 1933, as amended, or state blue sky law.

 9.  FAIR MARKET VALUE OF COMMON STOCK

     For purposes of the Plan, the fair market value of a share of Common Stock of the Company shall be determined by reference to the closing price on the New York Stock Exchange (or other principal stock exchange on which such shares are then listed) or, if such shares are not then listed on such exchange (or other principal stock exchange), by reference to the closing price (if a National Market Issue) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers through NASDAQ (or its successor in function), in each case as reported by The Wall Street Journal, for the date on which the Award is granted, exercised, or vested, as the case may be, or if such date is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof).

10.  WITHHOLDING TAX

     Upon (i) the disposition by an Award recipient of shares of Company Common Stock acquired pursuant to the exercise of an incentive stock option granted pursuant to the Plan within two years of the granting of the incentive stock option or within one year after exercise of the incentive stock option, (ii) the exercise of nonqualified options, (iii) the exercise of a Stock Appreciation Right, or (iv) the recognition of income by the holder of a Restricted Share, the Company shall have the right to (a) require such Award recipient or such other person to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares or (b) deduct from all amounts paid in cash with respect to the exercise of a Stock Appreciation Right the amount of any taxes which the Company may be required to withhold with respect to such cash amounts.

11.  TRANSFERABILITY

     No Option or Stock Appreciation Right shall be transferred, assigned, pledged or otherwise encumbered by the holder thereof, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and such Awards shall be exercisable during the holder's lifetime only by the holder, regardless of any community property interest therein of the spouse of the holder, or such spouse's successors in interest. If the spouse of the holder shall have acquired a community property interest in such, the holder, or the holder's permitted successors in interest, may exercise the Award on behalf of the spouse of the holder or such spouse's successors in interest. The terms of any Restricted Share award shall govern the extent to which such shares may be transferred, assigned, pledged or otherwise encumbered.

12.  TERMINATION OF EMPLOYMENT

     If the holder of an incentive stock option ceases to be employed by the Company or one of its subsidiaries for any reason other than the Option holder's death or permanent disability (within the meaning of Section 105(d)(4) of the Code), the Option holder's incentive stock option (and any accompanying Stock Appreciation Right) shall be exercisable for a period of three (3) months after the date the Option holder ceases to be an employee of the Company or such subsidiary (unless by its terms it sooner expires) to the extent exercisable on the date of such cessation of employment and shall thereafter expire and be void and of no further force or effect. A leave of absence approved in writing by the Committee shall not be deemed a termination of employment for the purposes of this paragraph 12, but no incentive stock option may be exercised during any such leave of absence, except during the first three (3) months thereof. Termination of employment or other relationship with the Company by the holder of any other Award will have the effect specified in the terms of such Award as determined by the Committee; provided the Committee shall have the right to accelerate vesting of nonqualified options and Stock Appreciation Rights irrespective of the terms of such Awards.

13.  DEATH OR PERMANENT DISABILITY

     If the holder of an incentive stock option dies or becomes permanently disabled while the Option holder is employed by the Company or one of its subsidiaries, the Option holder's Option (and any accompanying Stock Appreciation Right) shall expire one (1) year after the date of such death or permanent disability unless by its terms it sooner expires. During such period after death, such Option (and any accompanying Stock Appreciation Right) may, to the extent that it remained unexercised (but exercisable by the Option holder according to such Option's terms) on the date of such death, be exercised by the person or persons to whom the Option holder's rights under the Option shall pass by Option holder's will or by the laws of descent and distribution. The death or disability of a holder of any other Award will have the effect specified in the terms of such Award as determined by the Committee.

14.  PRIVILEGES OF STOCK OWNERSHIP

     Except with respect to Restricted Shares, no Award holder shall have any of the rights or privileges of a shareholder of the Company in respect of any shares of stock issuable with respect to such Award until unrestricted certificates representing such shares shall have been issued and delivered. No shares shall be issued and delivered upon the exercise of an Option or Stock Appreciation Right or the grant of a Restricted Share unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

15.  ADJUSTMENTS

     If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Awards may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options and Stock Appreciation Rights, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options and Stock Appreciation Rights shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Awards but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option or Stock Appreciation Right.

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, the Plan shall terminate, and all Options and Stock Appreciation Rights theretofore granted hereunder shall terminate; provided, however, that notwithstanding the foregoing, the Committee shall provide in writing in connection with such transaction for any or all of the following alternatives (separately or in combinations): (i) for the Options and any accompanying Stock Appreciation Rights theretofore granted more than six months before such transaction to become immediately exercisable notwithstanding the provisions of paragraph 5(c) hereof, except the last sentence thereof; (ii) for the assumption by the successor corporation of the Options and Stock Appreciation Rights theretofore granted or the substitution by such corporation for such Options and rights of new Options and rights covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Plan by such successor corporation in which event the Plan and the Options and any accompanying Stock Appreciation Rights theretofore granted shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such Options and rights. The terms of any Restricted Share grant shall govern the effect of any of the foregoing transactions on such Restricted Shares.

     At the discretion of the Committee, any Award may contain provisions to the effect that upon the happening of certain events, including a change in control (as defined by the Committee in the Award grant) of the Company, any outstanding Award shall immediately become exercisable or fully vested.

     Adjustments under this paragraph 15 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Plan on any such adjustment.

16.  AMENDMENT AND TERMINATION OF PLAN

     The Committee may at any time suspend or terminate the Plan. The Committee may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall, unless appropriate shareholder approval of such amendment or revision is obtained, (i) increase the maximum number of shares in the aggregate which may be issued pursuant to Awards granted under the Plan or the maximum number of shares with respect to which Awards may be granted to any individual eligible to receive Award grants, in each case except as permitted under the provisions of paragraph 15, (ii) change the minimum purchase price of incentive stock options set forth in paragraph 5(b), (iii) increase the maximum term of incentive stock options provided for in paragraph 5(a), (iv) permit the granting of Awards other than as provided in paragraph 4, or (v) make any other change for which shareholder approval is required under Rule 16b-3 of the Exchange Act.

     Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall, without specific action of the Committee and the consent of the Award holder, in any way modify, amend, alter or impair any rights or obligations under any Award theretofore granted under the Plan.

17.  EFFECTIVE DATE OF PLAN

     Effectiveness of the Plan is subject to (i) listing of the Common Stock subject to the Plan on the New York Stock Exchange and (ii) approval by the holders of the outstanding voting stock of the Company as hereinafter provided within twelve months from the date the Plan is adopted by the Board of Directors. The Plan shall be deemed approved by the holders of the outstanding voting stock of the Company by (i) the affirmative vote of the holders of a majority of the voting shares of the Company represented and voting at a duly held meeting at which a quorum is present or (ii) the written consent of the holders of a majority of the outstanding voting shares of the Company. Any Awards granted under the Plan prior to obtaining such shareholder approval or listing of the Common Stock on said stock exchange shall be granted under the conditions that the Awards so granted: (1) shall not be vested or exercisable prior to such approval and listing, and (2) shall become null and void if such shareholder approval and listing is not obtained.

(LOGO) TELEDYNE, INC.                            ANNUAL MEETING OF SHAREHOLDERS

PROXY                                         THIS PROXY IS SOLICITED ON BEHALF
                                                      OF THE BOARD OF DIRECTORS

     The shareholder designated on the reverse of this card appoints William P. Rutledge and Donald B. Rice as Proxies, each with power of substitution, to vote upon the propositions set forth herein all shares of Teledyne, Inc. Common Stock held as of March 2, 1994, at the Annual Meeting of Shareholders of Teledyne, Inc. and at all adjournments thereof. Such Annual Meeting will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, CA 90067-4696 at 11:00 a.m. on April 27, 1994.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS (1) AND (2) AND AS THE PROXIES NAMED HEREIN DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

               (Continued and to be signed on the other side.)




                         ___________                                                                            /X/ Please mark
                            COMMON                                                                                  your votes
                                                                                                                    as this

(1) ELECTION OF DIRECTORS                                 (INSTRUCTION: To withhold authority to vote for any individual nominee,
      FOR all nominees              WITHHOLD                write that nominee's name on the space below)
  listed at right (except          AUTHORITY                George Kozmetsky, Donald B. Rice, George A. Roberts,
      as marked to the       to vote for all nominees       William P. Rutledge, Fayez Sarofim, Henry E. Singleton
     contrary at right)         listed at right
          /  /                       /  /                   _______________________________________________________________________


(2) Approval of the adoption of the Teledyne, Inc.         (3) In their discretion the Proxies are authorized to vote upon
    1994 Long-Term Incentive Plan                              such business as may properly come before the meeting.

          FOR        AGAINST       ABSTAIN
          / /          / /           / /

                                                      Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If a corporation, sign the full corporate name by an authorized officer. If a partnership, sign in partnership name by authorized person.

                                                      Dated: _____________________________________________________________, 1994


                                                      __________________________________________________________________________
                                                                                        Signature

                                                      ___________________________________________________________________________
                                                                                 Signature if held jointly

              PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTPAID ENVELOPE PROVIDED.